Exhibit 10.2

F1RST AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of December 17, 2020, by and among BRILLIANT EARTH, LLC, a Delaware limited liability company (“Borrower Representative”), the lenders party hereto (“Lenders”, and each, a “Lender”), constituting the Required Lenders, and RUNWAY GROWTH CREDIT FUND INC., as administrative agent and collateral agent for Lenders (in such capacity, “Agent”).

RECITALS

A. Borrower Representative, Lenders and Agent are parties to that certain Loan and Security Agreement, dated as of September 30, 2019 (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement’’).

B. Borrower Representative has requested, and Agent and Lenders although being under no obligation to do so, have agreed amend the Agreement as set forth in this Amendment.

1.	AMENDMENTS

1.1 Section 2.2(a)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(ii) Subject to the terms and conditions of this Agreement, each Lender agrees, severally and not jointly, to make to Borrowers an advance having a minimum principal amount of $1,000,000 on the First Amendment Effective Date in principal amount equal to its Second Tranche Term Loan Commitment (the “Second Tranche Term Loans”, and together with the First Tranche Term Loans, collectively, the “Term Loans”, and each, a “Term Loan”). Lenders’ commitments to make the Second Tranche Term Loans shall terminate when Term Loans in the aggregate amount of the Second Tranche Term Loan Commitments have been funded in accordance herewith.

1.2 Section 2.2(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

(b) Repayment. Commencing on the Amortization Date, and continuing thereafter on each Payment Date, Borrowers shall make payments of equal principal, which would fully amortize the principal amount of the Term Loans by the Term Loan Maturity Date, plus accrued and unpaid interest. Any and all unpaid Obligations, including principal and accrued and unpaid interest in respect of the Term Loans, the Final Payment, other fees and other sums, if any, shall be due and payable in full on the Term Loan Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) or (d).

1.3 Section 2.4(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) Closing Fee. A closing fee in the amount of $400,000, which has been paid in full on the Closing Date; and an incremental closing fee in the amount of $250,000 in respect of the Commitment increase as of the First Amendment Effective Date, which shall be deducted from the Term Loan funded on the First Amendment Effective Date;

1.4 Section 2.5(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

(b) No Borrower shall have a right to specify the order or the loan accounts to which a Lender shall allocate or apply any payments made by a Borrower to or for the benefit of such Lender or otherwise received by such Lender under this Agreement when any such allocation or application is not expressly specified elsewhere in this Agreement and unless such prepayment is a prepayment in part when no Event of Default has occurred and is continuing, in which case such prepayment shall be applied to the balance of each Loan outstanding, ratably in accordance with the principal amount of such Loan, and the amortization schedule shall be recalculated based on the reduced principal balance and the number of payments then remaining.

1.5 The last sentence of Section 6.6(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

The provisions of the previous sentence shall not apply to (i) Deposit Accounts exclusively used for sales/use taxes and associated fees, payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such on the Perfection Certificate or from time to time after the Closing Date by written notice to Agent, provided that the aggregate balance maintained in all such accounts shall not exceed the amount as is necessary to fund 150% of sales/use tax liabilities that are due in within the next month, plus payroll, payroll taxes and other such payments as are due at the end of the then-next 150% of one payroll period, (ii) the Qualified Merchant Accounts, (iii) Permitted Cash Collateral Accounts, and (iv) other Collateral Account provided that the aggregate balance thereof at any time shall not exceed Five Hundred Thousand Dollars ($500,000).

1.6 Section 7.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

7.7 Distributions; Investments. (a) Pay any dividends or make any other distribution or payment or redeem, retire or purchase any Equity Interests provided that (i) Borrower Representative may convert any of its convertible Equity Interests (including warrants) into other Equity Interests issued by Borrower Representative pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower Representative may convert Subordinated Debt issued by Borrower Representative into Equity Interests issued by Borrower Representative pursuant to the terms of such Subordinated Debt and to the extent permitted under the terms of the applicable subordination or intercreditor agreement with Agent; (iii) Borrower Representative may make Permitted Tax Distributions; (iv) any Borrower or Subsidiary thereof may pay dividends solely in Equity Interests of such Borrower or Subsidiary; (v) Borrower Representative may make cash payments in lieu of fractional shares, if applicable; (vi) any Borrower or a Subsidiary thereof that is a Loan Party may pay dividends or make other distributions to another Borrower or a Subsidiary thereof that is a Loan Party, (vii) Borrower Representative may repurchase the Equity Interests issued by Borrower Representative to employees, officers, directors, contractors and other service providers upon or any time after cessation of employment or service, as applicable, in an aggregate amount not to exceed $500,000 per fiscal year, provided that no Event of Default shall have occurred immediately prior to such repurchase and immediately after giving effect thereto; and (viii) if the Second Tranche Term Loan is drawn in full in accordance with the terms hereof in a single advance, Borrower Representative may repurchase Equity Interests of Borrower Representative, pay dividends, make distributions and/or make loans, in each case, in one or more transactions consummated no later than 90 days following the funding of the Second Tranche Term Loan and in an aggregate amount for all such payments, dividends, repurchases, distributions and loans not to exceed $30,000,000; (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary), other than Permitted Investments. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, the delivery of a “Put Notice”, in accordance with Section 4 of the Investor Rights Agreement shall not in and of itself constitute a violation of this Section 7.7 or otherwise an Event of Default pursuant to this Agreement except as set forth in Section 8.12.

1.7 The following defined terms in Exhibit A of the Agreement are hereby amended and restated, or added in appropriate alphabetical order, as applicable:

“Amortization Date” means April 15, 2022.

“Final Payment” means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to the original principal amount of the Term Loans funded hereunder, multiplied by 4.50%, plus, in respect the Second Tranche Term Loan Commitments, an additional amount of $226,000 (the “Final Payment Amount”), provided that, in case of any partial prepayment of the Loans, (i) the Final Payment due upon such partial prepayment shall be an amount equal to the Final Payment

Amount multiplied by a ratio of (A) the sum of (x) the principal amount repaid from the Closing Date, or, if applicable, the date of any prior partial prepayment, through the date of such prepayment and (y) the principal amount to be prepaid, to (B) the total principal amount of the Loans funded through such date pursuant this Agreement (the “Partial Final Payment”), and (ii) the Final Payment Due upon the repayment or prepayment of the Loans shall be an amount equal to the Final Payment Amount less the sum of the Partial Final Payments made, through such date, provided that for purposes of the foregoing, the additional fee of $226,000 shall be allocated to the Second Tranche Term Loans, and shall be payable ratably in accordance with the portion of the Second Tranche Term Loans prepaid.

“First Amendment Effective Date” means December 17, 2020.

“LIBOR” means (i) the greater of (a) 1.00% and (b) the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate, as published by Bloomberg (or another commercially available source providing quotations of LIBOR as reasonably determined by Agent from time to time) for U.S. dollar deposits (for delivery on the fifteenth (15th) day of the applicable month) with a term of three (3) months or the rate otherwise reasonably determined by Agent to be the rate at which U.S. dollar deposits with a term of three (3) months would be offered by banks in London, England to major banks in the London or other offshore interbank market, in each case at approximately 11:45 a.m. (City of London time) on the fifteenth (15th) day of each month.

“Permitted Tax Distributions” means distributions (which may be quarterly) to holders of Equity Interests of Borrower Representative in an aggregate amount, for any taxable year, not greater than the product of (A) the amount of aggregate net taxable income of Borrower Representative and its Subsidiaries for the relevant taxable year, multiplied by (B) the highest combined marginal federal and state income tax rate applicable to an individual residing in California for the relevant taxable year, in each case as determined by the Board. For the avoidance of doubt, any distributions permitted pursuant to this definition of “Permitted Tax Distributions” for any taxable year (or portion thereof) may be made after the close of such taxable year.

“Prepayment Fee” means, with respect to any prepayment of the Loans:

(a)

if the prepayment occurs during the period commencing on the Closing Date and ending on (and including) the 18 month anniversary of the Closing Date, an amount equal to the principal amount of the Loans prepaid multiplied by 3.00%;

(b)

if the prepayment occurs during the period commencing on the day immediately following the 18-month anniversary of the Closing Date, and ending on (and including) the 30-month anniversary of the Closing Date, an amount equal to the principal amount of the Loans prepaid multiplied by 2.00%;

(c)

if the prepayment occurs during the period commencing on the date immediately following the 30-month anniversary of the Closing Date, and ending on (and including) the 42-month anniversary of the Closing Date, an amount equal to the principal amount of the Loans prepaid multiplied by 1.00%; and

(d)	if the prepayment occurs at any time after the 42-month anniversary of the Closing Date, no Prepayment Fee shall be due.

“Prime Rate” means, at any time, the greater of (i) the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate”, and (ii) 3.85%. In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates. In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the prime rate specified by the three (3) largest U.S. money center commercial banks, as reasonably determined by Agent.

“Second Tranche Term Loan” has the meaning set forth in Section 2.2(a)(ii).

“Term Loan Maturity Date” means October 15, 2023.

1.8 The following defined terms in Exhibit A of the Agreement are hereby deleted:

“Performance Milestone”

“Second Tranche Milestone”

1.9 The schedule of Commitments set forth on Schedule 1 to the Agreement is hereby amended and restated as follows:

LENDER	FIRST TRANCHE TERM LOAN COMMITMENT	SECOND TRANCHE TERM LOAN COMMITMENT	TOTAL COMMITMENTS
RUNWAY GROWTH CREDIT FUND INC.	$35,000,000	$30,000,000	$65,000,000

1.10 Any loans made pursuant to Section 7.7(a)(viii) shall constitute Permitted Investments and may, at the option of Borrower, be forgiven. Any such forgiveness shall constitute a Permitted Transfer.

1.11 Notwithstanding any terms of the Agreement to the contrary (including, without limitation, Sections 12.2, 12.10 or otherwise), no assignment, sale or transfer of any portion of the Second Tranche Term Loan shall be made without: (a) such assignee, purchaser or transferee (prospective or otherwise) entering into a confidentiality agreement on terms reasonably acceptable to Borrower and (b) Borrower’s consent, not to be unreasonably withheld or delayed.

2.	REPRESENTATIONS AND WARRANTIES

2.1 Borrowers represent and warrant that:

(a) the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment, and, no Event of Default has occurred and is continuing;

(b) each Borrower has the power and authority to execute and deliver this Amendment and perform its obligations under the Agreement, as modified by this Amendment;

(c) the execution and delivery by each Borrower of this Amendment, and the performance by each Borrower of its obligations under the Agreement, as modified by this Amendment, have been duly authorized by all requisite action;

(d) the execution and delivery by each Borrower of this Amendment and the performance by each Borrower of its obligations under the Agreement, as modified by this Amendment, do not and will not contravene (a) any material Requirement of Law, (b) any material contractual restriction in any material agreement with a Person binding on such Borrower, (c) any order, judgment or decree of any Governmental Authority binding on such Borrower, or (d) the Operating Documents of such Borrower, and do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any Governmental Authority, except as already has been obtained or made; and

(e) this Amendment has been duly executed and delivered by each Borrower and is the binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

3.	CONDITIONS TO EFFECTIVENESS

The effectiveness of this Amendment is subject to the following conditions precedent:

3.1 Agent shall have received

(a) this Amendment, duly executed by Borrowers;

(b) an amendment to the Warrant issued on the Closing Date, duly executed by Borrower Representative;

(c) the Warrant to be issued on the First Amendment Effective Date, duly executed by Borrower Representative; and

(d) a certificate of each Borrower, duly executed by a Responsible Officer, certifying and attaching (i) the Operating Documents, (ii) resolutions duly approved by the Board, (iii) any resolutions, consent or waiver duly approved by the requisite holders of such Borrower’s Equity Interests, if applicable (or certifying that no such resolutions, consent or waiver is required), and (iv) a schedule of incumbency.

3.2 Borrowers shall have paid the incremental closing fee in accordance with Section 2.4(a) of the Agreement, and any Lender Expenses due and payable as of the date hereof, which Borrowers hereby authorize may be debited by Agent, in accordance with Section 2.5 of the Agreement.

4.	GENERAL PROVISIONS

4.1 Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement and this Amendment shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Agent or Lenders under the Agreement, as in effect prior to the date hereof. Each Borrower ratifies and reaffirms the continuing effectiveness of the Loan Documents entered into in connection with the Agreement, and that the security interest as granted pursuant to the Agreement continues from the Closing Date.

4.2 This Amendment and the Loan Documents represent the entire agreement with respect to this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

4.3 This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

4.4 This Amendment shall constitute a Loan Document. Accordingly, the provisions of Section 11 of the Agreement shall likewise apply to this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date set forth above.

BORROWER:

BRILLIANT EARTH, LLC

By	/s/ Eric Grossberg
Name:	Eric Grossberg
Title:	Co-CEO and Manager

[SIGNATURE PAGE TO FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT]

AGENT:

RUNWAY GROWTH CREDIT FUND INC.

By:	/s/David Spreng
Name:	David Spreng
Title:	Chief Executive Officer

LENDER:

RUNWAY GROWTH CREDIT FUND INC.

By:	/s/ David Spreng
Name:	David Spreng
Title:	Chief Executive Officer